Exhibit 99.B(h)(10)

FIRST AMENDMENT TO THE

TRANSFER AGENT SERVICING AGREEMENT

THIS FIRST AMENDMENT, effective as of June 30, 2016, to the Transfer Agent  Servicing Agreement, dated as of  June 30, 2016 (the “Agreement”), is entered into by and between THE RBB FUND, INC., a Maryland corporation, (the “Company”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and USBFS desire to amend the series of the Company to add Funds; and

WHEREAS, Section 13 of the Agreement provides that the Agreement may be amended by written agreement executed by both parties, and authorized or approved by the Board of Directors of the Company.

NOW, THEREFORE, the parties agree to amend the Agreement by adding Exhibit L attached hereto for the purposes of adding the following series of The RBB Fund, Inc. to the Agreement:

Schneider Small Cap Value Fund

Schneider Value Fund

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE RBB FUND, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Salvatore Faia	By:	/s/ Michael R. McVoy

Printed Name:	Salvatore Faia	Printed Name:	Michael R. McVoy

Title:	President	Title:	Executive Vice President

Exhibit L to the Fund Administration Servicing Agreement — The RBB Fund, Inc.

Fund Names

Schneider Small Cap Value

Schneider Value Fund